Exhibit (a)(1)(A)

COMPANY NOTICE

TO THE HOLDERS OF

BILL BARRETT CORPORATION

5.00% Convertible Senior Notes due 2028

CUSIP 06846NAA2*

Reference is hereby made to the Indenture dated as of March 12, 2008, between Bill Barrett Corporation (the “Company”) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 12, 2008, between the Company and the Trustee (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of July 8, 2009, among the Company, the Subsidiary Guarantors named therein and the Trustee and the Third Supplemental Indenture dated as of August 3, 2011, among the Company, the Subsidiary Guarantors named therein and the Trustee (as so supplemented, the “Indenture”), pursuant to which the 5.00% Convertible Senior Notes due 2028 of the Company (the “Notes”) were issued and pursuant to which the Notes were subsequently guaranteed by the Subsidiary Guarantors.

NOTICE IS HEREBY GIVEN pursuant to the terms of the Indenture, at the option of each holder of the Notes (each, a “Holder”), all of such Holder’s Notes (equal to $1,000 or an integral multiple thereof), or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, as directed by such Holder, will be purchased by the Company on March 20, 2015 (the “Purchase Date”). All Notes purchased by the Company will be paid for in U.S. legal tender (“Cash”) equal to 100% of the principal amount to be purchased plus any accrued and unpaid interest (including Additional Interest, if any) thereon up to, but not including, the Purchase Date (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Notes and this Company Notice and related offer materials, as amended and supplemented from time to time (the “Offer”). No Notes may be purchased by the Company at the option of a Holder if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Purchase Date. Holders may surrender their Notes commencing today, February 19, 2015, and expiring at 5:00 p.m., New York City time, on March 19th, 2015. This Company Notice is being sent pursuant to the provisions of Section 3.07 of the First Supplemental Indenture.

March 15, 2015 is an Interest Payment Date for the Notes, and the related Record Date is March 1, 2015. Pursuant to the terms of the Indenture, regardless of whether or when any Note may be surrendered in the Offer, the installment of accrued but unpaid interest payable for the period ending on March 15, 2015 will be paid on March 16, 2015 (because March 15 is a Sunday) to the Holders in whose names the Notes are registered at 5:00 p.m., New York City time, on March 1, 2015. Consequently, the Purchase Price payable for any Note duly surrendered (and not withdrawn) in the Offer will include accrued interest for the period from March 15, 2015, up to, but not including, the Purchase Date.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

To accept the Offer by the Company to purchase the Notes and receive payment of the Purchase Price, you must validly deliver your Notes through DTC’s transmittal procedures during the period commencing today and expiring at 5:00 p.m., New York City time, on March 19, 2015. Notes surrendered for purchase may be withdrawn by the Holders of such Notes at any time prior to 5:00 p.m., New York City time, on March 19, 2015. The right of Holders to surrender Notes expires at 5:00 p.m., New York City time, on March 19, 2015.

The name and address of the Trustee, as Paying Agent and Conversion Agent, is as follows:

DEUTSCHE BANK TRUST COMPANY AMERICAS

c/o DB Services Americas, Inc.

5022 Gate Parkway Suite 200

MS JCK01-0218

Jacksonville, FL 32256

Telephone No.: 1-800-735-7777

Dated: February 19, 2015	DEUTSCHE BANK TRUST COMPANY AMERICAS,
TRUSTEE on behalf of Bill Barrett Corporation

NOTICE:

Copies of this Company Notice may be obtained from the Paying Agent at its address set forth above and through the Company’s Internet site at www.billbarrettcorp.com.

*	This CUSIP number has been assigned to this issue by Standard and Poor’s Corporation and is included solely for the convenience of the holders. Neither the Issuer, the Trustee nor the Paying Agent or any of their agents shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness on the bonds or as indicated in any redemption notice.

IMPORTANT TAX INFORMATION

Please Read This Notice Carefully

EXISTING FEDERAL INCOME TAX LAW MAY REQUIRE THE WITHHOLDING OF 28% OF ANY PAYMENTS TO HOLDERS PRESENTING THEIR (SECURITIES) FOR PAYMENTS WHO HAVE FAILED TO FURNISH A TAXPAYER IDENTIFICATION NUMBER, CERTIFIED TO BE CORRECT UNDER PENALTY OF PERJURY. HOLDERS MAY ALSO BE SUBJECT TO A PENALTY OF $50.00 FOR FAILURE TO PROVIDE SUCH NUMBER. CERTIFICATION MAY BE MADE TO THE PAYING AGENT ON A SUBSTITUTE FORM W-9.

TABLE OF CONTENTS

SUMMARY TERM SHEET			1
IMPORTANT INFORMATION CONCERNING THE OFFER			4
1.		Information Concerning the Company	4
2.		Information Concerning the Notes	4
	2.1.	The Company’s Obligation to Purchase the Notes	4
	2.2.	Purchase Price	5
	2.3.	Conversion Rights of Notes	6
	2.4.	Market for the Notes and the Shares of the Company	6
	2.5.	Redemption	7
	2.6.	Fundamental Change	7
	2.7.	Ranking	8
3.		Procedures to be Followed by Holders Electing to Surrender Notes for Purchase	8
	3.1.	Method of Delivery	8
	3.2.	Purchase Notice	8
	3.3. 3.4.	Delivery of Notes Agreement to be Bound by the Terms of Offer	8
4.		Right of Withdrawal	9
5.		Payment for Surrendered Notes	9
6.		Notes Acquired	10
7.		Plans or Proposals of the Company	10
8.		Interests of the Directors, Executive Officers and Affiliates of the Company in the Notes	10
9.		Purchases of Notes by the Company and its Affiliates	11
10.		Material United States Federal Income Tax Considerations	11
11.		Additional Information	13
12.		No Solicitation	14
13.		Definitions	14
14.		Conflicts	14
Annex A – Board of Directors and Executive Officers
Annex B – Form of Purchase Notice

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and the accompanying Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice and the accompanying Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdictions in which such offer or solicitation is unlawful. The Company agrees to reimburse, upon request, brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Company Notice to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether to surrender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully the remainder of this Company Notice and the accompanying Purchase Notice because the information in this summary is not complete and those documents contain additional important information.

•	Who is offering to purchase my Notes?

Bill Barrett Corporation, a Delaware corporation, is offering to purchase all outstanding 5.00% Convertible Senior Notes due 2028 issued by it that are surrendered for purchase at the option of the Holder thereof. As of February 17, 2015, there was approximately $25,344,000 aggregate principal amount of Notes outstanding.

•	Why is the Company making the Offer?

The Company is required to make the Offer under the terms of the Indenture and the Notes.

•	How much is the Company offering to pay?

Under the terms of the Indenture and the Notes, the Company will pay, in cash, a Purchase Price of 100% of the principal amount to be purchased plus any accrued and unpaid interest (including Additional Interest, if any) thereon up to, but not including, March 20, 2015 (the “Purchase Date”) with respect to any and all Notes validly surrendered for purchase and not withdrawn. Unless the Company defaults in payment of the Purchase Price for any such Notes so surrendered and not withdrawn, interest (including Additional Interest, if any) on such Notes will cease to accrue on and after the Purchase Date. March 15, 2015 is an Interest Payment Date for the Notes, and the related Record Date is March 1, 2015. Pursuant to the terms of the Indenture, regardless of whether or when any Note may be surrendered in the Offer, the installment of accrued but unpaid interest payable for the period ending on March 15, 2015 will be paid on March 16, 2015 to the Holders in whose names the Notes are registered at 5:00 p.m., New York City time, on March 1, 2015. Consequently, the Purchase Price payable for any Note duly surrendered (and not withdrawn) in the Offer will include accrued interest only for the period from March 15, 2015 up to but not including the Purchase Date, and the amount of accrued but unpaid interest that will be payable as part of the Purchase Price with respect to each $1,000 principal amount of the Notes on the Purchase Date is $0.69.

•	What is the form of payment?

Under the terms of the Indenture, the Company must pay the Purchase Price in Cash with respect to any and all Notes validly surrendered for purchase and not withdrawn.

•	Are the Notes convertible into shares?

The Notes are convertible in certain circumstances into a number of shares of the Company determined as specified in the Indenture and the terms of the Notes. However, the Notes are not currently convertible because these circumstances have not been satisfied. The current conversion rate of the Notes is 15.0761, equivalent to a conversion price per share of approximately $66.33. This conversion rate is subject to adjustment upon the occurrence of certain corporate events. Notes as to which a Purchase Notice has been given may only be converted if they are otherwise convertible in accordance with Article 9 of the First Supplemental Indenture and the applicable provisions of the Notes and if the applicable Purchase Notice has been withdrawn in accordance with the terms of the Indenture.

•	How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. Holders are urged to obtain, to the extent available, current market quotations for the Notes prior to making any decision with respect to the Offer.

•	What does the board of directors of the Company think of the Offer?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Notes for purchase. You must make your own decision whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

•	When does the Offer expire?

The Offer expires at 5:00 p.m., New York City time, on March 19, 2015. The Company does not plan to extend the period you have to accept the Offer unless required to do so by federal securities laws.

•	What are the conditions to the Company’s purchase of the Notes?

Provided that the Company’s purchase of validly surrendered Notes is not unlawful, that purchase will not be subject to any other conditions.

•	How do I surrender my Notes?

To surrender your Notes for purchase pursuant to the Offer, you must surrender the Notes through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on March 19, 2015.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on March 19, 2015.

Holders who are DTC participants should surrender their Notes electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on March 19, 2015.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on March 19, 2015. By surrendering your Notes through the transmittal procedures of DTC, you agree to bound by the terms of the Offer set forth in this Company Notice.

•	If I surrender, when will I receive payment for my Notes?

The Company will accept for payment all validly surrendered Notes immediately upon expiration of the Offer. Prior to 10:00 a.m., New York City time, on March 23, 2015, the Company will deposit with the Depositary an amount of Cash (in immediately available funds if deposited on such date) sufficient to pay the aggregate Purchase Price of all of the Notes or portions thereof purchased on the Purchase Date. The Purchase Price for any Note as to which a Purchase Notice has been given and not withdrawn will be paid on the business day following the later of the Purchase Date or the time of book-entry transfer of the Notes and the Holder’s satisfaction of all applicable conditions.

•	Until what time can I withdraw previously surrendered Notes?

You can withdraw Notes previously surrendered for purchase at any time until 5:00 p.m., New York City time, on March 19, 2015.

•	How do I withdraw previously surrendered Notes?

To withdraw previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on March 19, 2015.

•	Do I need to do anything if I do not wish to surrender my Notes for purchase?

No. If you do not surrender your Notes electronically through ATOP before the expiration of the Offer, the Company will not purchase your Notes and such Notes will remain outstanding subject to their existing terms.

•	If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or in integral multiples of $1,000.

•	If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert the Notes in certain circumstances into a number of shares of the Company or Cash determined as specified in the Indenture and the terms of the Notes. However, the Notes are not currently convertible because these circumstances have not been satisfied.

•	If I am a U.S. resident for U.S. federal income tax purposes, will I owe U.S. federal income taxes if I surrender my Notes for purchase in the Offer?

Maybe. The receipt of cash in exchange for Notes pursuant to the Offer will generally be a taxable transaction, and you may be required to recognize income, gain, or loss, for U.S. federal income tax purposes. Whether you will owe any U.S. federal income taxes as a result will depend on your particular situation. You should review the section “Material U.S. Federal Income Tax Considerations,” below, and consult with your own tax advisor regarding the actual tax consequences to you.

•	Who is the Paying Agent?

Deutsche Bank Trust Company Americas, the trustee for the Notes, is serving as Paying Agent in connection with the Offer. Its address and telephone number are set forth on the front cover page of this Company Notice.

•	Who can I talk to if I have questions about the Offer?

Questions and requests for assistance in connection with the surrender of Notes for purchase pursuant to the Offer may be directed to Deutsche Bank Trust Company Americas at 1-800-735-7777.

IMPORTANT INFORMATION CONCERNING THE OFFER

1. Information Concerning the Company.

Bill Barrett Corporation together with our wholly-owned subsidiaries (“we,” “our” or “us”) is an independent energy company that develops, acquires and explores for oil and natural gas resources. All of our assets and operations are located in the Rocky Mountain region of the United States.

We were formed in January 2002 and are incorporated in the State of Delaware. In December 2004, we completed an initial public offering of 14,950,000 shares of our common stock at a price to the public of $25.00 per share. Our common stock is traded on the New York Stock Exchange under the symbol “BBG”. The principal executive offices are located at 1099 18th Street, Suite 2300, Denver, Colorado 80202, and the telephone number at that address is (303) 293-9100. Our website address is www.billbarrettcorp.com.

We currently have two key areas of production: The Denver-Julesburg Basin (“DJ Basin”) and the Uinta Oil Program in the Uinta Basin. The Company’s acreage positions in the DJ Basin are predominantly located in Colorado’s eastern plains and parts of southeastern Wyoming. The Uinta Basin is located in northeastern Utah.

We seek to build stockholder value by delivering profitable growth in cash flow, reserves and production through the development of oil and natural gas assets. In order to deliver profitable growth, we allocate capital to our highest return assets, concentrate expenditures on exploiting our core assets, maintain capital discipline and optimize our operations while upholding high-level standards for health, safety and the environment. Substantially all of our revenues are generated through the sale of oil and natural gas production and NGL recovery at market prices.

We are committed to developing and producing oil and natural gas in a responsible and safe manner. Our employees work diligently with regulatory agencies, as well as environmental, wildlife and community organizations to ensure that exploration and development activities meet stakeholders expectations and regulatory requirements.

2. Information Concerning the Notes.

The Company issued the Notes under an Indenture dated as of March 12, 2008, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 12, 2008, between the Company and the Trustee (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of July 8, 2009, among the Company, the Subsidiary Guarantors named therein and the Trustee and the Third Supplemental Indenture dated as of August 3, 2011, among the Company, the Subsidiary Guarantors named therein and the Trustee (as so supplemented, the “Indenture”). The description of the Notes and the Indenture set forth under the caption “Description of the Notes” in the Company’s prospectus supplement dated March 5, 2008, to the prospectus dated January 30, 2006, and under the caption “Description of Debt Securities” in that prospectus is incorporated by reference herein. Pursuant to the terms of the Indenture, Aurora Gathering, LLC and Circle B Land Company LLC are Subsidiary Guarantors of the Notes, and will unconditionally guarantee, on a senior unsecured basis, jointly and severally, to each Holder of the Notes and the Trustee, the full and prompt performance of the Company’s obligations under the Indenture and the Notes, including the payment of principal and interest, in accordance with and subject to the terms of the Indenture.

2.1. The Company’s Obligation to Purchase the Notes.

Under the terms of the Notes, upon compliance with the terms of the Offer as set forth herein, each Holder of the Notes may require the Company to purchase all or a portion of such Holder’s Notes (equal to $1,000 or an integral multiple thereof) validly surrendered for purchase and not withdrawn by 5:00 p.m. on March 19, 2015.

The Offer expires at 5:00 p.m., New York City time, on March 19, 2015. The Company does not plan to extend the period Holders of Notes have to accept the Offer unless required to do so by federal securities laws. If Holders do not validly surrender their Notes before the expiration of the Offer, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

Assuming the principal amount of the Notes has not been accelerated, or if such acceleration has occurred, that such acceleration has been rescinded on or before the Purchase Date, the purchase by the Company of validly tendered Notes is not subject to any conditions other than the purchase being lawful. The Company may not purchase the Notes if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Purchase Date.

The Company, at its option may at any time redeem outstanding Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest thereon up to, but not including, the date of the redemption of such Notes upon the Trustee providing at least 30 days’ notice to the Holders of outstanding Notes. In the event the Company does not exercise its option to redeem all outstanding Notes, the Company will become obligated to purchase any then-remaining Notes, at the option of the Holders, in whole or in part, on March 20, 2018 and March 20, 2023, at, in each case, a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon up to, but not including, such purchase date.

2.2. Purchase Price.

Under the terms of the Notes, the purchase price for the Notes in the Offer is equal to $1,000 per $1,000 principal amount thereof plus accrued and unpaid interest (including Additional Interest, if any) thereon up to, but not including, the Purchase Date (the “Purchase Price”). Unless the Company defaults in payment of the Purchase Price for any Notes surrendered and not withdrawn in the Offer, interest (including Additional Interest, if any) on such Notes will cease to accrue on and after the Purchase Date. March 15, 2015 is an Interest Payment Date for the Notes, and the related Record Date is March 1, 2015. Pursuant to the terms of the Indenture, regardless of whether or when any Note may be surrendered in the Offer, the installment of accrued but unpaid interest payable for the period ending on March 15, 2015, will be paid on March 16, 2015 to the Holders in whose names the Notes are registered at 5:00 p.m., New York City time, on March 1, 2015. Consequently, the Purchase Price payable for any Note duly surrendered (and not withdrawn) in the Offer will include accrued interest only for the period from March 15, 2015 up to, but not including, the Purchase Date, and the amount of accrued but unpaid interest that will be payable as part of the Purchase Price with respect to each $1,000 principal amount of the Notes on the Purchase Date is $0.69.

The Company will pay the Purchase Price in Cash with respect to any and all Notes validly surrendered for purchase and not withdrawn. The Company will accept Notes surrendered for purchase only in principal amounts equal to $1,000 or integral multiples thereof. If the Depositary holds Cash sufficient to pay the Purchase Price of the Notes tendered and not withdrawn on the business day following the Purchase Date, then (a) such Notes will cease to be outstanding, (b) interest, if any, will cease to accrue on such Notes and (c) the rights of the Holders of such Notes will terminate (other than the right to receive the Purchase Price and all previously accrued and unpaid interest).

The Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or of shares of the Company. Accordingly, the Purchase Price may be significantly higher or lower than the current market price of the Notes. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and shares of the Company before making a decision whether to surrender their Notes for purchase.

Neither of the Company nor its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Notes for purchase and, if so, the principal amount of Notes to surrender based on that Holder’s assessment of current market value of the Notes and the shares of the Company and other relevant factors.

2.3. Conversion Rights of Notes.

The Notes are convertible in certain circumstances into cash and a number of shares of the Company determined as specified in the Indenture and the terms of the Notes. The Notes are convertible through September 20, 2027 under the following circumstances:

•	during any calendar quarter, if for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the Base Conversion Price of the Notes in effect on such last trading day;

•	during the ten consecutive trading day period following any five consecutive trading day period in which the trading price for the Notes for each such trading day was less than 98% of the closing sale price of the Company’s Common Stock on such date multiplied by the then applicable conversion rate;

•	at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day prior to the Redemption Date with respect to Notes called for redemption, if the Company or Trustee has issued a notice of redemption of Notes, even if such Notes are not otherwise convertible at such time;

•	at any time after the Company gives notice to the Holders of Notes of any election by it to distribute to all, or substantially all, Holders of Common Stock certain rights or warrants or cash, debt securities or other assets, in each case on the business day prior to the date of such distribution or the Company’s announcement that such distribution will not take place;

•	if a fundamental change, merger or consolidation occurs, during a specified time prior to the occurrence of such event; or

•	after September 20, 2027, through the business day immediately preceding the stated maturity regardless of whether any of the above referenced events have occurred.

As of February 17, 2015, these conditions had not been satisfied. However, if, as described above, at any time, the Company, at its option, gives notice of its election to redeem Notes, the Notes will be convertible at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day prior to the related redemption date.

The current conversion rate of the Notes is 15.0761, equivalent to a conversion price per share of approximately $66.33. This conversion rate is subject to adjustment upon the occurrence of certain corporate events. In addition, no adjustment in the conversion price shall be required unless the adjustment would result in a change of at least 1% in the conversion price as last adjusted; provided that such adjustments shall be taken into account in any subsequent adjustment upon required purchase of the Notes in connection with a fundamental change and five business days prior to the stated maturity.

Holders that do not surrender their Notes for purchase pursuant to the Offer will maintain the right to convert their Notes, subject to the terms, conditions and adjustments specified in the Indenture and in the Notes. Any Note as to which a Purchase Notice has been given may be converted in accordance with the terms of the Indenture only if the applicable Purchase Notice has been validly withdrawn before the expiration of the Offer, as described in Section 4 below.

2.4. Market for the Notes and the Shares of the Company.

There is no established reporting system or trading market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities. The Notes have been deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Although the Notes are not currently convertible, the Notes are convertible in certain circumstances into cash and a number of shares of common stock that the Company determines as specified in the Indenture and the terms of the Notes, as described above. The conversion rate is subject to adjustment upon the occurrence of certain corporate events. In addition, no adjustment in the conversion price shall be required unless the adjustment would result in a change of at least 1% in the conversion price as last adjusted; provided that such adjustments shall be taken into account in any subsequent adjustment upon required purchases of the Notes in connection with a fundamental change and five business days prior to the stated maturity.

The Company’s common shares are listed on the New York Stock Exchange under the symbol “BBG.” The following table presents the range of high and low closing sales prices of the Company’s shares on the NYSE by quarter since January 1, 2013.

	Price
	High	Low
2013
First Quarter	$21.18	$15.81
Second Quarter	23.62	18.53
Third Quarter	25.39	20.49
Fourth Quarter	30.30	24.21
2014
First Quarter	$29.59	$22.41
Second Quarter	28.87	23.28
Third Quarter	27.10	20.68
Fourth Quarter	20.79	7.80

On February 17, 2015, the last reported sales price of shares of the Company on the NYSE was $12.50 per share. As of December 31, 2014, there were 49,526,637 shares outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the shares of the Company before making any decision to surrender your Notes pursuant to the Offer.

2.5. Redemption.

The Company has the right to redeem the Notes in whole or in part, for a cash redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest thereon up to, but not including, the redemption date.

2.6. Fundamental Change.

A Holder may require the Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change at a purchase price equal to the principal amount plus accrued and unpaid interest up to but excluding the Fundamental Change Purchase Date.

2.7. Ranking.

The Notes are unsecured senior obligations of the Company and will rank equal in right of payment to all of the Company’s existing and future senior indebtedness; senior in right of payment with all of the Company’s future senior subordinated indebtedness; senior in right of payment to all of the Company’s future subordinated obligations; and effectively subordinated to all of the Company’s secured indebtedness, including the Company’s senior revolving credit facility, with respect to the collateral securing such indebtedness. The Notes will be structurally subordinated to all present and future secured and unsecured debt and other obligations of the Company’s subsidiaries that do not guarantee the Notes. The terms of the Indenture do not limit the Company’s ability to incur additional indebtedness, senior or otherwise.

3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase and Agreement to Terms.

Holders will not be entitled to receive the Purchase Price for their Notes unless they validly surrender and do not withdraw the Notes before the expiration of the Offer. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof.

If Holders do not validly surrender their Notes before the expiration of the Offer, their Notes will remain outstanding subject to the terms of the Notes.

3.1. Method of Delivery.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system. The method of delivery of Notes, the related Purchase Notice and all other required documents through DTC and acceptance through ATOP, is at the election and risk of the person surrendering such Notes and delivering such Purchase Notice and delivery will be deemed made only when actually received by the Paying Agent.

3.2. Purchase Notice.

The Indenture requires that Holders deliver a written Purchase Notice (or in the case of the Global Note, a notice delivered electronically or by other means in accordance with the Depositary’s customary procedures) by 5:00 p.m. March 19, 2015, which must state:

•	if the Notes are Certificated Securities, the certificate number of the Note which the Holder will deliver to be purchased or, if the Notes are not Certificated Securities, all information required to comply with all DTC procedures;

•	the portion of the principal amount of Notes to be purchased, in multiples of $1,000 thereof; and

•	that the Notes are to be purchased by the Company pursuant to the applicable terms of the Notes and Indenture.

3.3. Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf.

Notes in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Notes before the expiration of the Offer; and

•

electronically transmitting his or her acceptance through ATOP, subject to the terms and procedures of that system. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Depositary for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering the notes, which states that the principal amount of Notes that have been surrendered by such participant under the Offer and that such participant has received and agrees to be bound by the terms of the Offer, including those set forth in Section 3.4 of this Company Notice.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DRC to the Depositary, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Offer, including those set forth in this Company Notice.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on March 19, 2015.

Unless we default in making payment of the Purchase Price, interest on Notes validly surrendered for purchase will cease to accrue on and after the Purchase Date, whether or not such Notes are delivered to the Depositary, and immediately after the Purchase Date all rights (other than the right to receive the Purchase Price upon delivery of the Notes) of the Holder of such Notes will terminate.

3.4 Agreement to be Bound by the Terms of Offer. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows, in addition to the “agent’s message”:

•	upon the terms and subject to the conditions set forth in this Company Notice, the First Supplemental Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), and (iii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes that such Holder surrenders for repurchase, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes that such Holder surrenders for repurchase;

•	such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that, when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•	such Holder understands that all Notes properly surrendered for purchase (and not thereafter withdrawn) prior to the expiration of the Offer will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the First Supplemental Indenture and the Notes;

•	payment for Notes purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Notes with the Depositary, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

4. Right of Withdrawal.

Notes surrendered for purchase may be withdrawn at any time before 5:00 p.m., New York City time, on March 19, 2015.

In order to withdraw Notes, Holders must comply with DTC’s withdrawal procedures, specifying the principal amount, if any, of such Note which remains subject to the original Purchase Notice, and which has been or will be delivered for purchase by the Company.

5. Payment for Surrendered Notes.

The Company will deposit with the Depositary, before 10:00 a.m., New York City time, on March 31, 2015 the appropriate amount of Cash required to pay the Purchase Price for the Notes validly surrendered for purchase and not withdrawn, and the Depositary will promptly thereafter cause the cash to be distributed to DTC, the sole record Holder, upon the later of the Purchase Date or the time of book-entry transfer or delivery of such Notes. The Purchase Price for any Notes that have been validly surrendered for purchase and not withdrawn will be paid promptly following the later of March 21, 2015 and the time of surrender of such Notes to the Paying Agent.

The total amount of funds required by the Company to purchase all of the Notes is approximately $25,344,000 (assuming all of the Notes are validly surrendered for purchase and accepted for payment). The Company has sufficient cash on hand to fund the Purchase Price of the Notes.

6. Notes Acquired.

Any Notes that are purchased by the Company pursuant to the Offer will be canceled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company.

Except as described or incorporated by reference in this document, the Company presently has no plans that relate to or would result in:

(1) any extraordinary transaction, such as a merger, reorganization or liquidation, involving any of its subsidiaries;

(2) any repurchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

(3) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

(4) any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer of the Company;

(5) any other material change in the Company’s corporate structure or business;

(6) any class of equity security of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

(7) any class of equity security of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

(8) the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

(9) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

(10) any changes in the Company’s articles of incorporation or organizational regulations or its other governing instruments or other actions that could impede the acquisition of control of the Company.

8. Interests of the Directors, Executive Officers and Affiliates of the Company in the Notes.

To the knowledge of the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	none of the officers or directors of the subsidiaries of the Company has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the Purchase Date, neither the Company nor, to its knowledge, any of its executive officers, directors or affiliates have engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

9. Purchases of Notes by the Company and its Affiliates.

Each of the Company and its respective affiliates, including their respective executive officers and directors, are prohibited under applicable federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Offer until the expiration of at least ten business days after the termination of the Offer. Following that time, if any Notes remain outstanding, the Company and its respective affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price to be paid pursuant to the Offer. Any decision to purchase Notes after the Offer, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Offer, the market price of the shares of the Company, the Company’s business and financial position and general economic and market conditions.

The Company has the right to redeem all outstanding Notes in whole or in part, for a cash redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest thereon up to, but not including, the redemption date. In the event the Company does not exercise its option to redeem all outstanding Notes, the Company will become obligated to purchase any then-remaining Notes, at the option of the Holders, in whole or in part, on March 20, 2018, and March 20, 2023, at, in each case, a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon up to, but not including, such purchase date.

10. Material United States Federal Income Tax Considerations.

The following discussion is a summary of the material U.S. federal income tax considerations applicable to certain holders of Notes who surrender Notes for purchase pursuant to the Offer. This discussion does not purport to be a complete analysis of all potential tax effects of the Offer. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Moreover, this summary applies only to holders who hold Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not purport to deal with persons in special tax situations, such as financial institutions (including banks), insurance companies, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates or former long-term residents, persons holding Notes as a position in a “straddle,” “hedge,” “conversion” or other integrated transaction for tax purposes, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, S corporations and other pass-through entities (including partnerships), traders in securities who elect the mark-to-market method of accounting for their securities, holders that are subject to the alternative minimum tax provisions of the Code, personal holding companies, and real estate investment trusts. Further, this discussion does not address the consequences under U.S. federal estate, gift or generation-skipping tax laws, the laws of any U.S. state or locality, or the laws of any foreign jurisdiction.

THIS SUMMARY IS NOT A SUBSTITUTE FOR A PARTICULARIZED ANALYSIS OF THE TAX CONSEQUENCES TO YOU OF SURRENDERING NOTES FOR PURCHASE PURSUANT TO THE OFFER. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF SURRENDERING NOTES FOR PURCHASE PURSUANT TO THE OFFER IN LIGHT OF YOUR OWN SITUATION.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation (or other entity that is treated as a corporation) created or organized in the United States or under the laws of the United States or any state thereof including the District of Columbia; an estate the income of which is subject to U.S. federal income tax regardless of its source; or a trust if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. As used herein, the term “non-U.S. Holder” means a beneficial owner of Notes, other than a partnership, that is not a U.S. Holder as defined above.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Notes, the tax treatment of a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships that are beneficial owners of Notes should consult their own tax advisors about the U.S. federal income tax consequences of surrendering Notes pursuant to the Offer.

U.S. Holders.

Surrender of Notes for Purchase. A U.S. Holder who receives cash in exchange for Notes surrendered pursuant to the Offer will recognize taxable gain or loss equal to the difference between (a) the amount of cash received (other than cash received for accrued interest, which will be taxed as ordinary interest income) and (b) the U.S. Holder’s adjusted tax basis in the Notes surrendered. A U.S. Holder’s adjusted tax basis in Notes surrendered will generally equal the U.S. Holder’s cost of such Notes (a) increased by any accrued market discount that was previously included in income, or will be included in income this year, by such U.S. Holder and (b) reduced by the amount of any bond premium previously amortized by the U.S. Holder with respect to such Notes. Subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year as of the Purchase Date. Long-term capital gain recognized by a non-corporate U.S. Holder generally is subject to U.S. taxation at a maximum rate of 20%, or 23.8% in the case of U.S. Holders subject to the surtax on net investment income. The deductibility of capital losses is subject to limitations. Payments for accrued interest not previously included in income will be treated as ordinary interest income.

A U.S. Holder who acquired Notes at a market discount generally will be required to treat any gain recognized upon the purchase of such Notes pursuant to the Offer as ordinary income (rather than capital gain) to the extent of the accrued market discount, unless the U.S. Holder elected to include market discount in income as it accrued. Subject to a de minimis exception, “market discount” equals the excess of the stated redemption price at a maturity of a Note over the U.S. Holder’s initial tax basis in such Note. U.S. Holders should consult their tax advisors regarding the application of the market discount rules to their Notes.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of a Note for purchase pursuant to the Offer, unless such U.S. Holder is an exempt recipient (such as a corporation).

A U.S. Holder who surrenders Notes for purchase will generally be subject to backup withholding at the rate of 28% of any gross payment if such holder fails to provide a certified taxpayer identification number (i.e., an employer identification number or social security number). A U.S. Holder who provides a certified taxpayer identification number may nevertheless be subject to backup withholding on the portion of the payment representing accrued interest if the Company has been notified by the Internal Revenue Service (the “IRS”) that such U.S. Holder is currently subject to backup withholding as a result of a failure to report all interest or dividends or if such U.S. Holder fails to certify to the Company that such U.S. Holder has not been so notified. A U.S. Holder electing to surrender Notes should complete an IRS Form W-9 and attach it to the Notes being surrendered and indicate on such Form W-9 whether or not the holder is exempt from backup withholding. A U.S. Holder who elects to surrender Notes but does not provide the Company (or its paying agent) with the holder’s correct taxpayer identification number or other required information may, in addition to being subject to backup withholding, be subject to penalties imposed by the IRS.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

Non-U.S. Holders.

Surrender of Notes for Purchase. A non-U.S. Holder who receives cash in exchange for Notes surrendered pursuant to the Offer generally will not be subject to U.S. federal income or withholding tax on any gain recognized, unless:

•	the gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States and, in the case of certain treaty residents, is attributable to a permanent establishment or a fixed base in the United States;

•	such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition of Notes and certain other conditions are met;

•	we are a “United States real property holding corporation” (a “USRPHC”) within the shorter of the five-year period preceding the non-U.S. Holder’s disposition of such Notes or the non-U.S. Holder’s holding period for such Notes (but further subject to the discussion below); or,

•	such non-U.S. Holder does not establish an exemption from backup withholding, as discussed in “—Information Reporting and Backup Withholding,” below.

In general, we would be a USRPHC if interests in U.S. real property are 50% or more of the assets we use or hold for use in our trade or business worldwide, determined on a fair market value basis. We believe that we are and have been a USRPHC during the five-year period described in the third bullet point above. However, provided our Common Stock is regularly traded on an established securities market, only a non-U.S. Holder (i) who owns within the time period described in the third bullet point above more than 5% of the Notes, if the Notes are regularly traded on an established securities market, (ii) who owns Notes with a value greater than 5% of our Common Stock as of the latest date any such Notes were acquired, if the Notes are not regularly traded on an established securities market, or (iii) who actually or constructively owns within the time period described in the third bullet point above more than 5% of our Common Stock, will be subject to U.S. federal income tax with respect to the proceeds of the surrender of Notes pursuant to the Offer. The application of the rules relating to interests in a USRPHC to gain recognized on the surrender of Notes pursuant to the Offer is not entirely clear. Non-U.S. Holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the surrender of Notes pursuant to the Offer.

Payments of Interest. Payments of interest on the Notes, including accrued interest, to a non-U.S. Holder will be exempt from U.S. federal income or withholding tax, provided that:

•	such non-U.S. Holder does not own, actually or constructively, 10% or more of the total voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	such non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person” (as each term is defined or applied or U.S. federal income tax purposes);

•	such non-U.S. Holder provides, or has provided, its name and address, and certifies under penalties of perjury that it is not a United States person, as defined under the Code (which certification may be made on an IRS Form W-8BEN), or that such non-U.S. Holder holds Notes through certain intermediaries and such non-U.S. Holder and the intermediaries satisfy the certification requirements of the applicable Treasury regulations; and,

•	the interest is not effectively connected with the conduct of a U.S. trade or business by such non-U.S. Holder.

If a non-U.S. Holder does not satisfy the requirements described above, a 30% U.S. federal withholding tax will apply with respect to the payment of interest to such non-U.S. Holder, unless we are provided (or have been provided) with a (1) properly executed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid is not subject to withholding tax because it is effectively connected such non-U.S. Holder’s conduct of a U.S. trade or business.

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business, such non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that the certification requirements described above are satisfied, but such non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or such lower rate as may be prescribed under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States.

Information Reporting and Backup Withholding. Payments to a non-U.S. Holder for the surrender of Notes for purchase pursuant to the Offer made through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

11. Additional Information.

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials the Company files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information the Company files electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about the Company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This Company Notice is part of a Tender Offer Statement on Schedule TO that the Company filed with the SEC under Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as described above.

The documents listed below contain important information about the Company and its financial condition:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, if filed with the SEC before the expiration of the Offer) is incorporated herein by reference;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	The Company’s Current Reports on Form 8-K filed on March 26, 2014, April 28, 2014, May 1, 2014, May 7, 2014, May 12, 2014, June 12, 2014, July 11, 2014, August 1, 2014, September 12, 2014, September 17, 2014, October 3, 2014, October 15, 2014, October 27, 2015, November 6, 2014, November 17, 2014, November 26, 2014, December 8, 2014, December 11, 2014, January 6, 2015, January 27, 2015, and January 30, 2015;

•	The Company’s Definitive Proxy Statement filed on March 26, 2014, and Definitive Additional Materials filed on March 26, 2014; and

•	The Indenture, the Note, and the description of the Notes and the Indenture set forth under the caption “Description of the Notes” in the Company’s prospectus supplement dated March 5, 2008, to the prospectus dated January 30, 2006, and under the caption “Description of Debt Securities” in that prospectus is incorporated by reference herein.

We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and before the expiration of the Offer. Notwithstanding the foregoing, information furnished but not filed in any Current Report on Form 8-K or proxy statement, including the related exhibits, is not deemed referenced herein.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

12. No Solicitation.

There are no persons directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the Offer. Deutsche Bank Trust Company Americas, however, is the trustee under the Indenture and will be communicating with and providing notices to Holders of the Notes as required by the Indenture.

13. Definitions.

All capitalized terms used but not specifically defined herein shall have the meanings given to those terms in the Indenture and the Notes.

14. Conflicts.

In the event of any conflict between this Company Notice and the accompanying Purchase Notice, on the one hand, and the terms of the Indenture and the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Notes for purchase and, if so, the principal amount of Notes to surrender based on their own assessment of current market value and other relevant factors.

BILL BARRETT CORPORATION

February 19, 2015

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table presents the name and title of each of the Company’s executive officers and directors as of February 17, 2015. The address of each such person is c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202.

Name	Title
R. Scot Woodall	Chief Executive Officer and President
Robert W. Howard	Chief Financial Officer and Treasurer
Kenneth A. Wonstolen	Senior Vice President—General Counsel
David R. Macosko	Senior Vice President—Accounting
Terry R. Barrett	Senior Vice President—Geosciences
Duane J. Zavadil	Senior Vice President—EH&S, Regulatory and Government Affairs
Larry A. Parnell	Senior Vice President—Business Development
Carin M. Barth	Director
Kevin O. Meyers	Director
Jim W. Mogg	Chairman of the Board
William F. Owens	Director
Edmund P. Segner, III	Director
Randy I. Stein	Director
Michael E. Wiley	Director

ANNEX B

FORM OF PURCHASE NOTICE

TO: BILL BARRETT CORPORATION and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent and Conversion Agent

The undersigned registered holder of the 5.00% Convertible Senior Notes due 2028 of Bill Barrett Corporation (the “Company”) hereby acknowledges receipt of the Company Notice dated February 19, 2015, together with a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission, relating to the purchase of Notes by the Company on March 20, 2015, and requests and instructs the Company (through the Paying Agent) to purchase the Notes referred to below on March 20, 2015, pursuant to the terms and conditions specified in (i) the Indenture referred to in the Company Notice and (ii) the caption “6. Purchase at the Option of the Holder” in the Notes.

Dated:

Exact Name of Holder

Signature(s)

NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

Certificate Number(s) of Notes to be purchased (if applicable):

Portion of the principal amount of Notes to be purchased (in multiples of $1,000 thereof):